M.V.'Angel Accord' July 14th, 2009

ADDENDUM NO.2

TO

MEMORANDUM OF AGREEMENT

DATED JUNE 3RD, 2009

Notwithstanding any of the provisions of Memorandum of Agreement (hereinafter called "the MOA") singed on 3rd June 2009 by between Mario Shipping Corporation (hereinafter called "the Sellers") and Winland Shipping Co., Ltd. (hereinafter called "the Buyers"), the Sellers, Buyers and Bao Shun Shipping nominated by the Buyers (hereinafter called "the Actual Buyer") agreed upon and confirmed that:

1. Clause 5. B) The Expected time of delivery shall be amended as between July 14th, 2009 and October 10th, 2009 (Date of cancelling is October 10th, 2009).

2. 50% (fifty percent) of the deposit (US$ 1,035,000.-) in the Joint Account under Clause 2 of the MOA shall be released to the Sellers by joint irrevocable written instructions by the Sellers and the Buyers as a part of the Purchase Price (hereinafter called "Advanced Payment") within 3 (three) banking days from the date of fax copies of this signed Addendum No.2 by Sellers. The interest before Advanced Payment and the rest of the deposit shall be credited to the Buyers at the time of delivery.

3. The Clause 5(d) shall be replaced as follows.
   Should the Vessel become an actual, constructive or compromised total loss before delivery, the deposit together with interest earned and the Advanced Payment with the interest before Advance Payment stipulated in Clause 2. of this Addendum No. 2 shall be refunded immediately to the Buyers whereafter this Agreement shall be null and void.

All other terms, conditions and exceptions of the MOA shall remain unaltered and in full force.

Mario Shipping Corporation	Winland Shipping Co.,Ltd.	Bao Shun Shipping S.A.
By: MASANORI KATO	By: Li Honglin	By: Li Honglin
Title: DIRECTOR / TREASURER	Title: Director	Title: Director